Exhibit 99.1

NASDAQ OMX Group and IntercontinentalExchange

Deliver Proposed Merger Agreement to

NYSE Euronext Board of Directors;

Demonstrate Commitment to Proposal that is

Superior by 21% or $2 Billion

NEW YORK, NY and ATLANTA, GEORGIA – April 19, 2011 – NASDAQ OMX (NDAQ) and IntercontinentalExchange (ICE) today announced they have taken a series of steps demonstrating their commitment to pursuing their superior proposal with NYSE Euronext and providing greater certainty to the NYSE Euronext Board.

•	A proposed merger agreement has been submitted to the NYSE Euronext Board that is consistent with the terms of the current business combination agreement with Deutsche Boerse;

•	NASDAQ OMX and ICE are prepared to pay a reverse termination fee of $350 million (USD), in the event that they are unable to obtain necessary antitrust and competition approvals;

•	NASDAQ OMX and ICE have received fully committed financing of $3.8 billion from a group of leading institutions; and

•	Actions necessary to start the U.S. antitrust review processes have been taken and those reviews are expected to commence shortly.

A copy of the letter that accompanied the proposed merger agreement sent to the NYSE Euronext Chairman today is attached to this press release.

Robert Greifeld, Chief Executive Officer of NASDAQ OMX, said, “Our actions today demonstrate our commitment to pursuing this transaction and further illustrate exactly how our proposal is superior. This should also eliminate any concerns that the NYSE Euronext Board has about engaging in discussions with us. It’s time to allow a reasonable and expeditious diligence process to begin.”

Jeffrey C. Sprecher, Chairman and Chief Executive Officer of ICE, said, “Based on the feedback we have heard from NYSE Euronext stockholders, we are more confident than ever that the proposed NASDAQ OMX/ICE transaction is better for them, the markets and the exchange’s customers. We trust that the NYSE Euronext Board will seek to enhance the value to its stockholders by meeting with us to evaluate our superior proposal.”

Superior Proposal

The NASDAQ OMX/ICE proposal remains superior by a significant and inescapable margin. Based on April 18th closing prices, the NASDAQ OMX/ICE proposal outlined in the proposed merger agreement is valued at $42.67 per NYX share. This is 21%, or $2 billion, above the $35.29 value per NYX share under the Deutsche Boerse transaction. Under the NASDAQ OMX/ICE proposal, the combined company would incorporate the iconic NYSE name and floor and strengthen investor confidence in U.S. equity markets, which have been shaken by fragmentation. In addition, NYSE Euronext stockholders will benefit from the transaction’s cash component as well as a meaningful participation in a newly combined ICE/Liffe derivatives business that will preserve competition in the European Union.

$350 Million Reverse Break-Up Fee Demonstrates Confidence in Ability to Receive Necessary Competition Approvals

The addition of the $350 million reverse break-up fee in the proposed merger agreement, which NYSE Euronext would receive in the event of a failure to obtain required antitrust or competition approvals, demonstrates how convinced we are that we will obtain all necessary regulatory approvals. These significant improvements to the Deutsche Boerse proposal address any legitimate concerns of the NYSE Euronext Board with respect to the execution risk of the NASDAQ OMX/ICE proposal as compared to the execution risk of the Deutsche Boerse proposal, particularly in light of the substantial overlap in the Deutsche Boerse and NYSE Euronext European derivatives businesses that may create execution and timing risk in the Deutsche Boerse deal. In short, our addition of a reverse break-up fee demonstrates our confidence.

Committed Financing of $3.8 Billion

As previously announced, NASDAQ OMX and ICE would finance the cash portion of the acquisition purchase price through cash on hand and a combined $3.8 billion financing commitment. NASDAQ OMX has signed and received a fully committed financing from a syndicate of banks including Bank of America, Nordea Bank AB (publ), Skandinaviska Enskilda Banken AB (publ) and UBS Investment Bank. ICE has signed and received fully committed financing from a syndicate of banks including Wells Fargo and Bank of America. NASDAQ OMX and ICE remain committed to a prudent use of leverage to finance the transaction. In particular, NASDAQ OMX is focused on maintaining its investment-grade credit rating.

Letter Sent to NYSE Euronext Chairman

April 19, 2011

Board of Directors

Attn: Jan-Michiel Hessels – Chairman of the Board of Directors

NYSE Euronext

11 Wall Street

New York, NY 10005

Dear Mr. Hessels:

We believe the joint proposal of The NASDAQ OMX Group, Inc. (“NASDAQ OMX”) and IntercontinentalExchange, Inc. (“ICE”) to combine with NYSE Euronext offers terms that are substantially more favorable to your stockholders than the terms of your agreement with Deutsche Boerse. As such, we were extremely disappointed to see the announcement that the Board of Directors of NYSE Euronext (the “Board”) determined to summarily reject our proposal without any discussion with us. Since making public our proposal to combine with NYSE Euronext, we have had the opportunity to discuss our transaction with industry participants and your stockholders. Our already strong resolve to complete a combination of the companies has been reinforced by these discussions.

While we regret the Board’s decision to reject our proposal, we have paid careful attention to the reasons you have articulated in support of that decision in order to respond to the legitimate concerns of the Board. Most importantly, however, we take issue with the Board’s statements that the proposed acquisition of NYSE Euronext by Deutsche Boerse is strategically more attractive than our proposal. We cannot imagine a more strategically powerful opportunity for NYSE Euronext stockholders than to be able to participate in two highly focused companies, one focused on the cash equities business and the other focused on derivatives, rather than the exchange supermarket proposed to be created by Deutsche Boerse. We believe that your stockholders should be given the opportunity to make the decision as to how best to allocate their interests in NYSE Euronext. We believe that, in addition to a superior financial proposal, the synergies available for our customers, our ability to lower costs and the highly focused business segments of NASDAQ OMX and ICE are significantly more attractive in both the short-term and the long-term than the proposed acquisition of NYSE Euronext by Deutsche Boerse.

In order to further progress our proposal, we have attached to this letter a proposed form of Agreement and Plan of Merger (the “Merger Agreement”) detailing the transaction proposal previously communicated to you in our letter of April 1, 2011. Subject to confirmatory due diligence, we would be willing to enter expeditiously into a definitive agreement substantially in the form attached. Toward this end and in light of our superior offer, we anticipate the Board’s decision to meet with us and allow us to conduct due diligence with the objective of negotiating the final merger agreement. In doing so, we are confident that we will be able to address any questions the Board may have regarding our superior proposal.

In addition to providing you with the proposed form of Merger Agreement, we are pleased to inform you that each of us has received fully executed commitment letters from our respective lenders in order to fully finance the cash portion of our offer, and, as you will see in the proposed form of Merger Agreement, our proposed transaction is not subject to any financing condition. We are prepared to share the commitment letters with you at such time as we execute an appropriate and customary confidentiality agreement.

We have reflected in the attached Merger Agreement our willingness to accept substantially all of the terms of your existing Business Combination Agreement with Deutsche Boerse, and we remain highly confident in our ability to obtain all regulatory approvals in connection with our proposed transaction. To this end, we have provided for a “reverse break-up fee” of $350 million in the attached Merger Agreement to eliminate any concerns you might have regarding our ability to obtain regulatory approval for our transaction. In short, we believe that the transaction that NASDAQ OMX and ICE have proposed is financially and strategically superior to your proposed transaction with Deutsche Boerse, and that our proposed transaction is concrete and executable as evidenced by our willingness to enter into the attached Merger Agreement and offer the reverse break-up fee. This commitment is backed by the financial resources of our respective companies and is fully supported by each of our Boards of Directors.

The agreement with Deutsche Boerse permits you to engage in discussions with us and allow us to undertake our due diligence investigation of NYSE Euronext if you believe that

“there is a reasonable likelihood that our proposal could constitute a Superior Proposal.” In this regard, you need not actually determine that our proposal is, at this time, a Superior Proposal. There is no question that our proposal is economically “Superior”, indeed far superior, and we believe your duty to be well informed requires that you discuss with us any issues that could conceivably overcome this sharp difference in the value of the two offers. By engaging with us, you will be enhancing your ability, and the ability of your stockholders, to consider our proposal, and you will also discover whether Deutsche Boerse would improve its offer in response. Your stockholders have an obvious interest in understanding the benefits accruing to them under our proposal as well as its strategic rationale and its likelihood of completion. Based on our own conversations with your stockholders, we sense that they want the Board to engage with us to determine if, in fact, our proposal is better for NYSE Euronext, its stockholders, and the broader markets.

In preparing this Agreement, we have gone to great lengths to stay within the boundaries of your pending agreement with Deutsche Boerse, so as not to impose upon NYSE Euronext burdens or obligations not imposed by Deutsche Boerse, and we have added a key benefit (in addition to our substantially higher price) that you did not obtain in your negotiations with Deutsche Boerse. More specifically:

•	We have not asked that you make any material representation or warranty that you have not already provided to Deutsche Boerse;

•	We have not asked that you agree to any covenant with respect to the operations of your business during the pendency of the transaction that you have not already agreed to with Deutsche Boerse;

•	We have eliminated the burdensome “force the vote” obligation that you agreed to in your agreement with Deutsche Boerse; and

•

We have added a $350 million reverse break-up fee to be payable by us to you in the event that we are unable to close the transaction as a result of a failure to obtain anti-trust or competition approvals.

We view the addition of the reverse break fee in the event we fail to obtain anti-trust or competition law approvals as being a significant improvement to your proposed Deutsche Boerse transaction, as well as demonstrating our confidence that we can address any anti-trust or competition issues that may be raised. As you know, Deutsche Boerse has not expressed a similar level of confidence as it is not obligated to pay any fee to NYSE Euronext if its transaction is blocked by regulators. While we are sure that you have analyzed the competition issues involved in that transaction, based on our preliminary analysis, we are of the view that your proposed Deutsche Boerse transaction (i) will take longer to review in the European Union than ours will take to review in the United States, and (ii) as has been publicly acknowledged by NYSE Euronext1, faces significant challenges before the European Union competition authorities. If the regulators require actions that would impose a ‘substantial detriment’ on

[1]	“I think both deals have risk, there’s no question about it. On our side it’s obvious that if you look at what the envisioned NewCo would be, we have a lot of work to do with the competition authorities in Brussels, to talk about the derivatives market and OTC derivatives market.” CNBC interview of CEO of NYSE Euronext, Duncan Niederauer, April 11, 2011.

Deutsche Boerse, Deutsche Boerse will have the option to close or not close their transaction as they see fit, and they will not be obligated to pay a break-up fee to you or your stockholders if they decide not to close. This is on top of the deal risk posed by the requirement in the Deutsche Boerse transaction that the holders of 75% of Deutsche Boerse’s shares tender into the offer contemplated by the Business Combination Agreement.

NASDAQ OMX and ICE are currently engaged in discussions with the Staff of the Antitrust Division of the Department of Justice concerning its review of our proposed transaction and, as part of those discussions, NASDAQ OMX and ICE are responding to staff requests, and providing to the staff information and documents concerning NASDAQ OMX’s and ICE’s businesses and the market environment in which they operate. In addition, we intend to acquire shares of common stock of NYSE Euronext and, as a result of these acquisitions, intend to hold voting securities of NYSE Euronext valued in excess of $66 million. We will file notification of this intent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) with both the Federal Trade Commission and Antitrust Division of the Department of Justice, triggering the formal commencement of the waiting period under the HSR Act.

As we described in our letter of April 1, 2011, if the Board were to engage in dialogue with us, we also believe that our proposal could be structured as a tax-free transaction to the NYSE Euronext stockholders with respect to the stock consideration to be issued in the transaction. In order to assist the Board in its understanding of the proposed structure, we would be pleased to provide the Board and its advisors with a summary of the detailed steps and revisions that would be made to the draft Merger Agreement to effect a tax efficient separation of the businesses and their respective tax free combinations with NASDAQ OMX and ICE. We look forward to discussing with you how to make this benefit of our transaction available to the NYSE Euronext stockholders. Also, because a significant portion of the consideration that we are offering in our proposal consists of stock in NASDAQ OMX and ICE, we are both ready to make available to NYSE Euronext and its advisors the materials they will need to conduct appropriate diligence on our respective companies.

This letter and the enclosed Merger Agreement are intended to be an indication of the seriousness of our interest to enter into a transaction with NYSE Euronext on the terms and conditions proposed in the attached form of Merger Agreement – including our provision of a reverse break-up fee – subject to a focused and expeditious due diligence review. Although NASDAQ OMX, ICE and NYSE Euronext will be bound only in accordance with terms and conditions to be negotiated and contained in a definitive agreement among the parties, both NASDAQ OMX and ICE are deeply committed to achieving a transaction. We intend to issue a press release to publicly disclose this letter.

Given the details provided on our superior offer, we await the Board’s decision to meet with us and allow us to conduct due diligence with the objective of negotiating the final merger agreement. In doing so, we are confident that we will be able to address any questions of the Board regarding our proposal. With your cooperation, we are confident we could negotiate and sign a definitive merger agreement rapidly. Thank you for your consideration and we look forward to hearing from you as soon as feasible.

Very truly yours,

/s/ Robert Greifeld	/s/ Jeffrey C. Sprecher
Robert Greifeld	Jeffrey C. Sprecher
Chief Executive Officer	Chairman & Chief Executive Officer
The NASDAQ OMX Group, Inc.	IntercontinentalExchange, Inc.

Additional Details

All details and other supporting information related to this proposal are available on http://www.nasdaq.com/deal and http://ir.theice.com

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,600 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx).

About IntercontinentalExchange

IntercontinentalExchange (NYSE:ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S. and ICE Futures Canada list agricultural, currencies and Russell Index markets. ICE is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 70 countries. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, ICE, ICE and block design, ICE Futures Europe and ICE Clear Europe. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX and ICE caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about future financial results, growth, trading volumes, tax benefits and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about integrations of recent acquisitions, and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s and ICE’s control. These factors include, but are not limited to, NASDAQ OMX’s and ICE’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in each of NASDAQ OMX’s and ICE’s filings with the U.S. Securities Exchange Commission (the “SEC”), including (i) NASDAQ OMX’s annual reports on Form 10-K and quarterly reports on Form 10-Q that are available on NASDAQ OMX’s website at http://nasdaqomx.com and (ii) ICE’s annual reports on Form 10-K and quarterly reports on Form 10-Q that are available on ICE’s website at http://theice.com. NASDAQ OMX’s and ICE’s filings are also available on the SEC website at www.sec.gov. Risks and uncertainties relating to the proposed transaction include: NASDAQ OMX, ICE and NYSE Euronext will not enter into any definitive agreement with respect to the proposed transaction; required regulatory approvals and financing commitments will not be obtained on satisfactory terms and in a timely manner, if at all; the proposed transaction will not be consummated; the anticipated benefits of the proposed transaction will not be realized; and the integration of NYSE Euronext’s operations with those of NASDAQ OMX or ICE will be materially delayed or will be more costly or difficult than expected. NASDAQ OMX and ICE undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Information About the Proposed Transaction and Where to Find It:

Subject to future developments, additional documents regarding the transaction may be filed with the SEC. This material is not a substitute for the joint proxy statement/prospectus or any other documents NASDAQ OMX, ICE and NYSE Euronext would file with the SEC. Such documents, however, are not currently available. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER DOCUMENTS NASDAQ OMX, ICE AND NYSE EURONEXT WOULD FILE WITH THE SEC, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, if and when such document becomes available, and other relevant documents filed by NYSE Euronext, ICE and/or NASDAQ OMX, without charge, at the SEC’s website (http://www.sec.gov). Copies of the final proxy statement/prospectus, if and when such document becomes available may be obtained, without charge, by directing a request to NASDAQ OMX at One Liberty Plaza, New York, New York 10006, Attention: Investor Relations, in the case of NASDAQ OMX’s filings, or ICE, at 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia, 30328, Attention: Investor Relations; or by emailing a request to ir@theice.com, in the case of ICE’s filings.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Participants in the Solicitation:

NASDAQ OMX, ICE, and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.

You can find information about NASDAQ OMX and NASDAQ OMX’s directors and executive officers in NASDAQ OMX’s Annual Report on Form 10-K, filed with the SEC on February 24, 2011, and in NASDAQ OMX’s proxy statement for its 2011 annual meeting of stockholders, filed with the SEC on April 15, 2011.

You can find information about ICE and ICE’s directors and executive officers in ICE’s Annual Report on Form 10-K, filed with the SEC on February 9, 2011, and in ICE’s proxy statement for its 2011 annual meeting of stockholders, filed with the SEC on April 1, 2011.

Additional information about the interests of potential participants will be included in the joint prospectus/proxy statement, if and when it becomes available, and the other relevant documents filed with the SEC.

CONTACTS

NASDAQ OMX

Media:

Frank De Maria

+1 212 231 5183

frank.demaria@nasdaqomx.com

Investor:

Vincent Palmiere

+1 301 978 5242

vincent.palmiere@nasdaqomx.com

IntercontinentalExchange

Media and Investor:

Kelly Loeffler

+ 1 770 8574726

kelly.loeffler@theice.com